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                                                                  EXHIBIT 11.0

                KIRBY CORPORATION AND CONSOLIDATED SUBSIDIARIES

                    COMPUTATION OF EARNINGS PER COMMON SHARE
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
                                                   Three months ended            Nine months ended
                                                      September 30,                September 30,
                                                 ----------------------         ---------------------
                                                   1995           1994           1995           1994
                                                 -------        -------         ------         ------
                                                     ($ in thousands, except per share amounts)
Net earnings (loss)                              $(6,598)         3,606          3,287          9,696
                                                 =======         ======         ======         ======

Shares:
  Weighted average number of common
    shares outstanding                            27,472         28,439         27,995         28,419
  Common equivalent shares for dilutive effect
    of assumed exercise of stock options              --            290            314            322
                                                 -------         ------         ------         ------
                                                  27,472         28,729         28,309         28,741
                                                 =======         ======         ======         ======

Earnings (loss) per share of common stock        $  (.24)           .13            .12            .34
                                                 =======         ======         ======         ======
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